EXHIBIT 10.1
EXECUTION VERSION                                    ______

BARNES GROUP INC.

FIRST AMENDMENT
TO
NOTE PURCHASE AGREEMENT
Dated as of October 8, 2020

Re:

$100,000,000

3.97% Senior Notes due October 17, 2024

FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT
THIS FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT dated as of October 8, 2020 (this “First Amendment”) is by and among BARNES GROUP INC., a Delaware corporation (the “Company”), and each of the institutional investors listed on the signature pages hereto (collectively, the “Noteholders”).
RECITALS:
A.    WHEREAS, the Company and each of the Noteholders have heretofore entered into that certain Note Purchase Agreement dated as of October 15, 2014 (the “Original Note Agreement”);
B.    WHEREAS, pursuant to the Original Note Agreement, the Company has heretofore issued and has outstanding $100,000,000 in aggregate principal amount of its 3.97% Senior Notes due October 17, 2024 (the “Notes”);
C.    WHEREAS, the Noteholders are the holders of 100% of the outstanding principal amount of the Notes;
D.    WHEREAS, capitalized terms used herein shall have the respective meanings ascribed thereto in the Original Note Agreement unless herein defined or the context shall otherwise require; and
E.    WHEREAS, all requirements of law have been fully complied with and all other acts and things necessary to make this First Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.
NOW, THEREFORE, in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:
SECTION 1.    AMENDMENTS.
1.1.    Section 7.2(a) of the Original Note Agreement shall be and is hereby amended in its entirety to read as follows:
(a)    Covenant Compliance — setting forth (1) the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10.13 through 10.15, inclusive, during the quarterly or annual period covered by the statements then being furnished (including the information from such financial statements that is required to perform the calculations thereof) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence and (2) for each such certificate covering a quarterly or annual period ending during the Covenant Relief Period, whether any Excess Leverage Fee is payable with respect to the fiscal quarter (or, in the case of the annual audited financial statements, with respect to the last fiscal quarter of the applicable fiscal year) covered thereby. In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;
1.2.        Section 9 of the Original Note Agreement shall be and is hereby amended to add the following new Section 9.8 at the end of Section 9:
Section 9.8    Excess Leverage Fee. If the Senior Leverage Ratio exceeds 3.25:1.00 as of the last day of any fiscal quarter during the Covenant Relief Period, then, in addition to the interest accruing on each Note, the Company agrees to pay to each holder of a Note a fee (the “Excess Leverage Fee”) on the daily outstanding principal amount of such Note during such fiscal quarter at a rate per annum equal to 0.50%. The Excess Leverage Fee with respect to each Note for any fiscal quarter during the Covenant Relief Period shall be calculated on the same basis as interest on such Note is calculated (i.e., calculated on the basis of a 360-day year of twelve 30-day months) and shall be paid in arrears on the date the certificate of a Senior Financial Officer for such fiscal quarter is required to be delivered pursuant to Section 7.2. The payment of such Excess Leverage Fee shall not constitute a waiver of any Default or Event of Default. If for any reason the Company fails to deliver the certificate of a Senior Financial Officer for any fiscal quarter or fiscal year by the date required by Section 7.2, then, for purposes of this Section 9.8, the Senior Leverage Ratio as of the last day of such fiscal quarter (or, in the case of the annual audited financial statements, the last fiscal quarter of such fiscal year) shall be deemed to be greater than 3.25:1.00.
1.3.    Section 10.5(a)(1) of the Original Note Purchase Agreement shall be and is hereby amended to add the following proviso at the end thereof:
provided further that, (x) for purposes of determining whether the Company is in compliance with Section 10.14, including compliance therewith as of the last day of the most recently ended fiscal quarter, the maximum Leverage Ratio to be applied for such determination shall be the maximum Leverage Ratio to be applied pursuant to Section 10.14 at the end of the fiscal quarter in which such acquisition was consummated and (y) for purposes of determining whether the Company is in compliance with Section 10.15, including compliance therewith as of the last day of the most recently ended fiscal quarter, the maximum Senior Leverage Ratio to be applied for such determination shall be the maximum Senior Leverage Ratio to be applied pursuant to Section 10.15 at the end of the fiscal quarter in which such acquisition was consummated;

1.4.    Section 10.14 of the Original Note Purchase Agreement shall be and is hereby amended in its entirety to read as follow:
Section 10.14    Leverage Ratio.
(a)    As of the end of any fiscal quarter, the Company will not permit the ratio of Consolidated Total Debt (excluding, for purposes of calculation of the Leverage Ratio, reverse interest rate swap contracts) as at such date to Consolidated EBITDA for the four consecutive fiscal quarters then ending (herein, the “Leverage Ratio”) to be more than 4.00:1.00; provided that at the end of each of the first four fiscal quarters ending after the consummation of an acquisition permitted under Section 10.5(a) with an aggregate consideration in excess of $150,000,000, commencing with the fiscal quarter in which such acquisition was consummated, the Company will not permit the Leverage Ratio to be more than 4.25:1.00.
(b)    Notwithstanding the foregoing Section 10.14(a), if, at any time, the Bank Credit Facility includes a total leverage ratio as then applicable (the “Bank Credit Facility Leverage Ratio”) that is more restrictive than the Leverage Ratio contained in Section 10.14(a), then the Leverage Ratio permitted by Section 10.14(a) shall be deemed to be automatically amended to be as restrictive as the Bank Credit Facility Leverage Ratio at such time. If, at any time when the requirement of the immediately preceding sentence is in effect, the Bank Credit Facility Leverage Ratio is made less restrictive, the Leverage Ratio required by Section 10.14(a) shall be deemed automatically amended herein to reflect the Bank Credit Facility Leverage Ratio loosening (other than a loosening resulting from a temporary waiver) without any further action by any party hereto; provided that no such automatic amendment shall cause the maximum Leverage Ratio under Section 10.14(a) to exceed 4.00:1.00 or 4:25:1.00, as then applicable; and provided further that, in no event, shall the Leverage Ratio be automatically amended to be less restrictive at any time when a Default or Event of Default has occurred and is continuing.
1.5.    Section 10.15 of the Original Note Purchase Agreement shall be and is hereby amended in its entirety to read as follow:
Section 10.15    Senior Leverage Ratio. As of the end of any fiscal quarter, the Company will not permit the ratio of Consolidated Senior Debt (excluding, for purposes of calculation of the Senior Leverage Ratio, reverse interest rate swap contracts) as at such date to Consolidated EBITDA for the four consecutive fiscal quarters then ending (herein, the “Senior Leverage Ratio”) to be more than 3.25:1.00; provided that, as of the end of each fiscal quarter during the Covenant Relief Period, the Senior Leverage Ratio may exceed 3.25:1.00 but shall not be more than 3.75:1.00 and provided, further, that, as of the end of each of the first four fiscal quarters ending after the consummation of an acquisition permitted under Section 10.5(a) with an aggregate consideration in excess of $150,000,000 (including any fiscal quarter ending after the Covenant Relief Period that is part of a four fiscal quarter period beginning during the Covenant Relief Period), commencing with the fiscal quarter in which such acquisition was consummated, the Senior Leverage Ratio may exceed 3.25:1.00 but shall not be more than 3.50:1.00 (or, if any such fiscal quarter is during the Covenant Relief Period, 3.75:1.00).
1.6.        Section 11(b) of the Original Note Agreement shall be and hereby is amended in its entirety to read as follows:
(b)    the Company defaults in the payment of (1) any interest on any Note or (2) any Excess Leverage Fee, in either case for more than five Business Days after the same becomes due and payable; or
1.7.        Clause (5) of the definition of “Consolidated EBITDA” set forth in Schedule A to the Original Note Agreement shall be and is hereby amended to read as follows:
(5) restructuring charges not to exceed (i) $15,000,000 in any four fiscal quarter period or (ii) $25,000,000 in four fiscal quarter period ending during the Covenant Relief Period,
1.8.        Schedule A to the Original Note Agreement shall be and hereby is amended by adding the following new definitions in proper alphabetical order:
“Bank Credit Facility Leverage Ratio” is defined in Section 10.14(b).
“Covenant Relief Period” means the period from and including October 1, 2020 through and including September 30, 2021.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Excess Leverage Fee” is defined in Section 9.8.
1.9.        Section 22.4 of the Original Note Agreement shall be and hereby is amended by adding the following new paragraph at the end of such Section:
Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a Person shall constitute a separate Person hereunder (and each Division of any Person that is a

Subsidiary, joint venture or any other like term shall also constitute such a Person).
SECTION 2.    REPRESENTATION AND WARRANTIES OF THE COMPANY.
2.1.    To induce the Noteholders to execute and deliver this First Amendment, the Company represents and warrants to the Noteholders (which representations shall survive the execution and delivery of this First Amendment) that:
(a)    the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(b)    the Company has the corporate power and authority, to execute and deliver this First Amendment and to perform the provisions hereof and of the Original Note Agreement, as amended by this First Amendment;
(c)    this First Amendment has been duly authorized, executed and delivered by the Company, and the Original Note Agreement, as amended by this First Amendment, constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);
(d)    the execution and delivery of this First Amendment and the performance by the Company of the Original Note Agreement, as amended by this First Amendment, will not (1) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws or any other material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (2) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (3) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary;
(e)    no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution and delivery of this First Amendment by the Company or the performance thereof or of the Original Note Purchase Agreement, as amended by this First Amendment, by the Company; and

(f)    immediately before and after giving effect to this First Amendment, no Default or Event of Default has occurred which is continuing.
SECTION 3.    CONDITIONS TO THE EFFECTIVENESS OF THIS FIRST AMENDMENT.
3.1.    Upon satisfaction of each and every one of the following conditions, this First Amendment shall become effective:
(a)    executed counterparts of this First Amendment, duly executed by the Company and each Noteholder, shall have been delivered to the Noteholders;
(b)    the representations and warranties set forth in Section 2 hereof shall be true and correct on and with respect to the date hereof;
(c)    Section 9.5.1(a) and Section 10 of the Bank Credit Facility shall have been amended in a manner consistent with the amendments set forth in Sections 1.3 and 1.4 above and the Noteholders or their special counsel shall have received and executed copy of such amendment;
(d)    each Noteholder shall have received, by payment in immediately available funds to the account of such holder set forth in Schedule B to the Original Note Agreement, the amount set forth opposite such Noteholder’s name in Schedule 1 attached hereto; and
(e)    the Company shall have paid the reasonable fees and reasonable out-of-pocket expenses of Schiff Hardin LLP, special counsel to the Noteholders, in connection with negotiation, preparation, execution and delivery of, this First Amendment, to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such date.
SECTION 4.    MISCELLANEOUS.
4.1.    This First Amendment shall be construed in connection with and as part of the Original Note Agreement, and except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in the Original Note Agreement are hereby ratified and shall be and remain in full force and effect.
4.2.    Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Original Note Agreement without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.
4.3.    The descriptive headings of the various Sections or parts of this First Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.
4.4.    This First Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this First Amendment by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this First Amendment.
4.5.    This First Amendment shall be governed by and construed in accordance with the laws of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
[Signature Pages Follow]
The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

BARNES GROUP INC. By /s/ Michael V. Kennedy Name: Michael V. Kennedy Title: Vice President, Tax & Treasury

This First Amendment is hereby accepted
and agreed to as of the date thereof.
NEW YORK LIFE INSURANCE COMPANY

By: /s/ Christopher C. Carey
Name: Christopher C. Carey
Title: Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By: NYL Investors LLC, its Investment Manager

By: /s/ Christopher C. Carey
Name: Christopher C. Carey
Title: Managing Director

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT (BOLI 30C)

By: NYL Investors LLC, its Investment Manager

By: /s/ Christopher C. Carey
Name: Christopher C. Carey
Title:     Managing Director

FEE SCHEDULE

Noteholder	Fee
New York Life Insurance Company	$62,500
New York Life Insurance and Annuity Corporation	$31,500
New York Life Insurance and Annuity Corporation Institutionally Owned Life Insurance Separate Account (BOLI 30C)	$6,000
TOTAL	$100,000